Dechert LLP 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax

June 12, 2026

Harding, Loevner Funds, Inc.

400 Crossing Boulevard, Fourth Floor

Bridgewater, NJ 08807

Re:	Harding, Loevner Funds, Inc. (the “Registrant”)

File Nos. 333-09431 and 811-07739

Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Harding, Loevner Funds, Inc. (the “Registrant”), a corporation duly organized and existing under the laws of the State of Maryland, in connection with amendments to and restatements of the Registrant’s registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “Registration Statement”), relating to the issuance and sale by the Registrant of authorized shares of its common stock of its International Developed Markets Select Equity ETF (“Shares”), a series of the Registrant.

This opinion is limited to Maryland General Corporation Law, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Maryland. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Maryland.

We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and have relied on representations from such third parties with knowledge of the materials herein. In addition, we are familiar with the Registrant’s Articles of Incorporation and Amended By-Laws, each as amended and supplemented to date. In addition, in rendering this opinion, insofar as it relates to the valid existence of the Registrant, we have relied solely on a certificate of the Secretary of State of the State of Maryland, dated as of June 12, 2026, and this opinion is limited accordingly and is rendered as of the date of such certificate.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; and (iii) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Registrant on which we have relied for the purposes of this opinion are true and correct.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to Post-Effective Amendment No. 83 to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Registrant’s Statement of Additional Information of the Registration Statement filed on June 12, 2026, and in any revised or amended versions thereof, under the caption “Counsel.” In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Sincerely,

/s/ Dechert LLP
Dechert LLP

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